SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12

                              HERCULES INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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

                        INTERNATIONAL SPECIALTY PRODUCTS




                                                                     May 7, 2001

Fellow Hercules Stockholder:

         We have previously addressed the issues of real concern to Hercules stockholders - the past record of the Hercules Board and whether it can be relied upon to protect the interests of the Company's stockholders in the future. The purpose of this letter is to tell you more about ISP's nominees and what we will seek to do, if you elect us, to work constructively with the other Hercules directors to realize value for the Company's stockholders.

                                The ISP Nominees
                                ----------------


         Gloria Schaffer - Mrs. Schaffer has had a long and distinguished career in government service, having held a number of major positions in the State of Connecticut, including Secretary of State, Commissioner of the Department of Consumer Protection, and State Senator for six terms. Ms. Schaffer was also a Member of the Federal Civil Aeronautics Board and has served as a member of the Board of Directors of the LMH Mutual Fund, Amity Bankcorp, and Mott's, Inc.

         Raymond S. Troubh - Mr. Troubh has had broad financial experience with more than 25 years in financial consulting, including as a General Partner of Lazard Freres & Co. Mr. Troubh has served as a Governor of the American Stock Exchange and has been a member of the Board of Directors of Time Warner, Inc., Becton, Dickinson and Company, America West Airlines, Inc. and Starwood Hotels & Resorts, Inc., among others.

         Sunil Kumar - Mr. Kumar was Executive Vice President of Bridgestone-Firestone, heading up that company's $3 billion national retail store operations. Mr. Kumar served for three years as President and Chief Operating Officer of Building Materials Corporation of America, the nation's leading manufacturer of residential and commercial roofing. During this period, BMCA increased its sales and operating income by approximately 60%. Mr. Kumar has been ISP's Chief Executive Officer, President and a member of the Company's Board of Directors since June, 1999.

         Samuel J. Heyman - Mr. Heyman began his career as a lawyer in the United States Justice Department under Robert F. Kennedy and later served as Chief Assistant United States Attorney, District of Connecticut (New Haven Division). In 1968, Mr. Heyman left government service to run Heyman Properties, a small but growing family real estate development firm, which he expanded into a highly successful, national real estate development company.

         In 1983, Mr. Heyman and a slate of nominees representing shareholder interests waged a successful proxy contest against GAF, in what Barron's, a leading financial publication, characterized as "one of the most striking achievements in the annals of corporate finance."

         Mr. Heyman currently serves as Chairman of ISP. He has been involved either as a shareholder activist or potential acquiror with respect to five public companies, helping to create more than $7 billion of increased wealth for all stockholders of those companies, as illustrated below:

                               Time per Share for                       Realized Value
                                    Period                 Initial        all Subject                   Stockholder
                          (initial purchase - value          Cost           Company       Percentage   Value Created
       Company                   realization)             per Share     Stockholders1      Increase      (rounded)
----------------------- ------------------------------- --------------- ---------------- ------------- ---------------
GAF                               1981-1989                 $ 6.50          $53.00           715%      $ 1.6 billion

Union Carbide                     1984-1985                 $43.63          $85.00           95%       $ 2.9 billion

Borg-Warner                       1986-1987                 $29.15          $48.50           66%       $ 1.7 billion

Dexter                            1998-2000                 $25.18          $62.50           148%      $   .9 billion

Life Technologies                 1998-2000                 $35.80          $60.00           68%       $   .2 billion
                                                                                                       ---------------

                                                                     Total Stockholder Value Created:  $ 7.3 billion
                                                                                                       ===============

-----------------
1 GAF was acquired by Mr. Heyman and a management group in 1989 at $53 per share. Union Carbide implemented a recapitalization of its own in response to our premium bid for the Company that resulted in a market value immediately thereafter of $85 per share. Borg Warner, Dexter and Life Technologies were acquired by third parties after we made premium offers for those companies.

               OUR PROGRAM TO REALIZE HERCULES' UNDERLYING VALUES
               --------------------------------------------------

Prompt Resolution of the Sale Process and No More Fire Sales

         We have long advocated the sale of the Company, in whole or in parts, as the best way to realize Hercules' underlying values, never contemplating that it would take the Hercules Board such a prolonged period to come to this same conclusion. Further, it is surprising that Hercules would allow its sale process to go on for so long with so little to show for it, and that it would in the meantime leave the Company on autopilot.

         We urge the Hercules Board to make a prompt decision as to whether an attractive sale of the Company or a principal business can be promptly achieved. If not, the Board should take down its "For Sale" signs, presumably until the time for such transaction is more propitious, and let management get back to running the Company's businesses under the leadership of a permanent, full-time Chief Executive.

         If a sale of the entire Company cannot be accomplished on acceptable terms, we believe that a disposition of the Company's BetzDearborn water-treatment chemicals business should be seriously considered, assuming a fair price can be obtained. We do not believe that a sale of either of the Company's other principal businesses - paper-making chemicals and Aqualon water-soluble chemicals - would make financial sense, barring extraordinarily attractive terms, because such sales appear extremely tax inefficient.


         Of Hercules' three core businesses, a sale of the Company's water-treatment chemicals business will generate the maximum after-tax cash proceeds. This cash can then be used to deleverage the Company's balance sheet, which will enable Hercules to focus its resources on maximizing the value of its remaining businesses to take full advantage of their industry leadership positions. In the event of a failure to sell the entire Company, a sale of this business should be expedited because we believe that Hercules, given its highly leveraged capital structure, is currently unable to pursue value-creating opportunities and is being forced instead to subordinate stockholder interests to the demands of its creditors. A recent Company 10-K filing reveals that Hercules was required by its lenders to consummate the sale of its resins business to Eastman Chemical even though it was dilutive to earnings and in our view far from a financially compelling transaction.

         In considering a sale of assets to deleverage, we are concerned, as you should be, that the Hercules Board - in an eleventh hour effort to perpetuate itself in office - will resort to a "fire sale" in order to demonstrate "progress" with regard to its "value maximazation process." In a recent article in The Deal (May 4, 2001) entitled, "Hercules races to sell chemicals unit," a Hercules spokesman stated that the Company is "fully engaged" in an effort to sell BetzDearborn at a price which the authors of the article believe could be little more than half of the 3.1 billion dollar price Hercules paid for the business less than three years ago.


         Having just concluded the Eastman transaction at what we believe to have been a fire sale price, it is high time that the Hercules Board consider the interests of its stockholders - lest its much trumpeted "value maximization process" degenerate into a "value minimization process."


Comprehensive Company-Wide Cost Reduction Program

         There is hardly a specialty chemicals company in the industry that has not recently implemented a comprehensive company-wide cost reduction program in order to stay competitive in an increasingly challenging environment. While we urged Hercules to take action some time ago, it has so far failed to adopt a concrete, credible program to reduce costs in any meaningful way.

         Although it is difficult to recommend specific cost cutting measures before obtaining more complete information, if you elect us, we will insist upon a comprehensive review of every major item of the Company's cost structure. While the Company's recent sale of its Wilmington guest house and its current efforts to sell its Hercules Country Club and private Gulfstream jet are steps in the right direction, it is critical that cost reduction efforts start at the very top of the Company - not only as a matter of principle but so that the program will have the necessary support of Hercules' more than 11,000 dedicated employees. It is simply inappropriate, unfair, and unrealistic to ask the Company's middle managers and rank-and-file employees to bear the brunt of a Company-wide cost reduction effort while the Hercules Board continues to dole out lavish compensation and perks to top executives.

         As illustration of what not to do when contemplating a significant cost reduction program, in what surely must be a novel application of corporate severance policy, the Hercules Board recently bestowed a 10-year severance arrangement on a Hercules executive, who, in connection with a promotion, went from the Company's payroll to Hercules' CP Kelco joint venture payroll. This came in the wake of Board grants of an estimated $30 million in retirement packages to four successive CEOs and $10 million in golden parachute contracts to four current executives. And in another example of the Hercules Board's "let them eat cake" approach, the Company's five highest paid executives last year received increases in their annual base compensation of an average of 30% over the prior year, compared with increases of 0-3% for most other Hercules employees.

Select Full-Time CEO and Strengthen Management

         We make no claim here that, given the difficult hand he was dealt, Mr. Gossage has not tried his best as the Company's temporary Chief Executive Officer. Notwithstanding his efforts, however, no company of the size and complexity of Hercules can function properly without a full-time, permanent CEO who is fully committed to providing the company with day-to-day operating leadership. We believe the selection of a highly qualified Chief Executive Officer should be the Board's highest priority.

         While our quarrel has been with the Hercules Board, we fully appreciate the fact that there are many competent, hard-working, and dedicated Hercules employees. If you elect us, we will support whatever is necessary to provide them with inspired leadership and policies which will serve to motivate and reward them based upon performance.


                                    * * * * *


         With only two weeks to go until Hercules' May 24th Annual Meeting, you must decide whether you wish to entrust the affairs of the Company and your investment to the same incumbent directors or add a fresh, stockholder-oriented perspective to the Board by electing the ISP nominees.

         We ask you to join in our effort to establish more responsible Board representation at Hercules and to realize for all Hercules stockholders the full potential of our investments in the Company. If you agree with us, please sign, date, and mail the ISP Nominees' BLUE Proxy Card - today!

         Please do not underestimate the importance of your vote in this election regardless of the number of shares you own. This is especially the case given the unprecedented tactics of the Hercules Board in requiring our nominees
- but not theirs - to receive a majority vote of the outstanding shares in order to be elected. As the Hercules nominees will remain in office if we fail to receive a majority vote, a vote not cast is the equivalent of a vote for the Hercules nominees.

         Even if you have already returned a WHITE proxy card to management, you have every right to change your mind and vote for the ISP Nominees by using the enclosed BLUE proxy card. Remember, only the latest dated proxy counts.

         If you have any questions or need assistance voting your shares, please call Georgeson Shareholder Communications Inc., toll-free, at (800) 223-2064.

                                            Sincerely,





/s/ Gloria Schaffer /s/ Raymond S. Troubh /s/ Sunil Kumar /s/ Samuel J. Heyman







                   IF YOU ARE STILL UNDECIDED, WE URGE YOU TO
               CONSULT YOUR BROKER, BANKER OR INVESTMENT ADVISOR.




================================================================================

                                   INVITATION
                                   ----------

     The ISP Nominees are hosting a breakfast for all Hercules stockholders planning to attend the Annual Meeting on May 24, 2001. You are cordially invited to join us at the Hotel du Pont (The
                 Christina Room) at 8:00 a.m. We look forward to
                            seeing you at that time.

================================================================================

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